Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 6, 2013, in the Registration Statement (Form S-1) filed with the Securities and Exchange Commission on September 12, 2013, and related Prospectus of Hilton Worldwide Holdings Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

September 12, 2013